AMENDMENT NO. 1

TO

FUND PARTICIPATION AGREEMENT

(Service Shares of Janus Aspen Series)

Amendment No. 1, effective August 29, 2013 to the Fund Participation Agreement, (the “Agreement”), dated July 26, 2005 among AXA Equitable Life Insurance Company (the “Company”) and Janus Aspen Series (the “Trust”) (collectively, the “Parties”).

The	Parties hereby agree to amend the Agreement as follows:

1.	Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached “Schedule A”.

2.	Section 1.11 of the Agreement is hereby deleted in its entirety and replaced with the following:

“1.11 The Company certifies that it is following all relevant rules and regulations, as well as internal policies and procedures, regarding “forward pricing” and the handling of mutual fund orders on a timely basis. As evidence of its compliance, the Company shall provide, upon request, certification to the Trust that it is following all relevant rules, regulations, and internal policies and procedures regarding “forward pricing” and the handling of mutual fund orders on a timely basis.”

3.	Section of 3.8 of the Agreement is hereby deleted in its entirety and replaced with the following:

“3.8 The Company represents and warrants that it is, and shall carry out its activities under this Agreement, in compliance with all applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56. The Company further represents that it has policies and procedures in place to detect money laundering and terrorist financing, including the reporting of suspicious activity.”

4.	The following shall be added to the Agreement:

“3.9 The Company is a “financial intermediary” as defined by Securities and Exchange Commission Rule 22c-2 of the 1940 Act (“The Rule”), and has entered into an appropriate agreement with the Trust or one of its affiliates pursuant to the requirements of The Rule.”

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

JANUS ASPEN SERIES

By:
Name:	Stephanie Grauerholz
Title:	Senior Vice President

AXA EQUITABLE LIFE INSURANCE COMPANY, on behalf of itself and its separate accounts

By:
Name:	Kenneth T. Kozlowski
Title:	Senior Vice President

SCHEDULE A

Separate Accounts and Associated Contracts

Name of Separate Account	Policy Form Numbers of Contracts Funded by Separate Account
AXA Equitable Separate Account A	All Contracts
AXA Equitable Separate Account FP	All Contracts
AXA Equitable Separate Account I	All Contracts
AXA Equitable Separate Account 45	All Contracts
AXA Equitable Separate Account 49	All Contracts
AXA Equitable Separate Account 65	All Contracts
AXA Equitable Separate Account 66	All Contracts
AXA Equitable Separate Account 70	All Contracts
AXA Equitable Separate Account 206	All Contracts
AXA Equitable Separate Account 301	All Contracts

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